Exhibit 10.3

CERTAIN MATERIAL (INDICATED BY AN ASTERISK) HAS BEEN OMITTED FROM THIS DOCUMENT PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

Master Supply Agreement

This Supply Agreement (this "Agreement”), dated as of May 11, 2016 (“Effective Date”), is entered into by and between Cosma S.p.A., an active pharmaceutical ingredient manufacture corporation having a place of business at via B. Colleaoni 15/17, 24040 Ciserano, Italy (“Seller”), and Evoke Pharma, Inc., having a place of business at 505 Lomas Santa Fe Drive, Suite 270, San Diego, CA 92075 (“Buyer”).  Seller and Buyer may each be referred to herein as a “Party” or, together, as the “Parties”.

RECITALS

WHEREAS, Buyer intends to undertake the manufacture of certain pharmaceutical products;

WHEREAS, in order to undertake such manufacture, Buyer needs to be supplied with Product (as defined below);

WHEREAS, Seller has the capability and expertise to manufacture Product; and

WHEREAS, the Parties desire that Seller supply Buyer with Product under this Agreement on the terms and subject to the conditions set forth below.

NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties hereby agree as follows:

ARTICLE 1

DEFINITIONS

For purposes of this Agreement, the following initially capitalized terms, whether used in the singular or plural, shall have the following meanings:

1.1“Act” means the United States Federal Food, Drug and Cosmetic Act or any of its foreign equivalents, as the same may be amended from time to time, and rules, regulations, promulgations, guidance and guidelines promulgated thereunder.

1.2“Affiliate” of a Party means any individual, corporation, company, partnership, trust, limited liability company, association or other business entity (each a “Person”), which directly or indirectly controls, is controlled by, or is under common control with such Party for so long as such control exists, where “control” means the direct or indirect ownership of at least fifty percent (50%) (or such lesser percentage which is the maximum allowed to be owned by a foreign corporation in a particular jurisdiction) of the outstanding voting securities of such Person, or the right to control or direct the management and policy decisions of such Person.

1.3“Applicable Laws" means all laws, ordinances, rules and regulations applicable to the manufacture and supply of the Product, the use of the Product in the development, manufacture, promotion, sale, distribution, packaging and use of a drug product, including the Product, or the obligations of Seller or Buyer, as the context requires under this Agreement, including, without limitation: (i) all applicable federal, state and local laws and regulations of a given country, (ii) the Act and (iii) applicable cGMPs.

1.4“Buyer Technology” means all (i) Buyer Confidential Information and (ii) know-how, copyrights, designs, databases, trade secrets, patents, patent applications, trademarks, trade names and other proprietary data and rights, and all registrations and applications therefore relating to modifications of the Product pursuant to instructions from Buyer and/or the Specifications.

Exhibit 10.3

1.5 “Batch” means a specific quantity of Product mutually agreed upon between the Parties that (a) is intended to have uniform character and quality and (b) is manufactured in one cycle of manufacturing.

1.6“cGMPs” means the then current good manufacturing practices and standards as promulgated by applicable governmental authorities in the form of laws, regulations and guidance documents for the manufacture, testing, packaging/storage and/or distribution of the Products, including the U.S. current Good Manufacturing Practices promulgated by the FDA, as described in 21 C.F.R. Parts 210 and 211, amended, and any successor provision thereto.

1.7“Confidential Information” means all information which is confidential, non-public and/or proprietary in nature.  Confidential Information shall include, without limitation (i) financial information, sales and profit information, business plans, projections or strategies, property, business practices and relationships, corporate policies, procedures, practices or processes, systems, methods of operation or marketing plans; (ii) research, development or other investigative activities; (iii) regulatory practices, procedures or policies; (iv) products, specifications, formulas, ingredients, pricing policies, marketing plans, product costs or promotional activities; (v) customer, supplier or employee information or agreements; (vi) medical, scientific or other technical information; (vii) corporate, strategic, commercial, license or other agreements; and/or (viii) intellectual property, manufacturing methods, inventions, innovations, improvements, know-how, trade secrets or other proprietary information (whether or not patented), whether furnished directly by a Party, its Affiliates or Representatives, on or after the Effective Date, and irrespective of its form and the form of communication.  Batch records, Specifications, Product-specific documents and all copies thereof shall be deemed to be Confidential Information of Buyer. Confidential Information of each Party also includes this Agreement and its terms.

1.8“Defective Product” means any Product that contains a Nonconformity.

1.9"Discloser" means the Party that is disclosing, directly or indirectly, its Confidential Information to the Recipient.  For the purposes of this Agreement, either or both Parties may wish to disclose Confidential Information to the other Party.

1.10“FDA” means the United States Food and Drug Administration.

1.11"Intellectual Property" means all know-how, copyrights, designs, databases, trade secrets, patents, patent applications, trademarks, trade names and other proprietary data and rights, and all registrations and applications therefore.

1.12“Latent Defect” means a Nonconformity that: (i) was not readily discoverable within the period specified in Section 5.1(b) and (ii) existed at the time of delivery to Buyer.

1.13“Manufacture and Release Requirements” means those methodologies, QA/QC tests, process controls and parameters, standard operating procedures, acceptance criteria and applicable cGMPs, including those set forth in the Quality Agreement, necessary or required to manufacture and release to Buyer the Product in conformity with the Specifications.

1.14“Nonconformity” means a characteristic, factor or circumstance of or relating to the Product to be manufactured pursuant to this Agreement that renders the Product not to conform to the Specifications or not to have been made in accordance with Applicable Laws and cGMP standards or to be infringing upon or misappropriating any third party intellectual property rights.

1.15“Price” means the unit price for each Product as set forth on Appendix A hereto.

1.16“Processing Activities” means the manufacturing, processing, testing, packaging, storing and other activities undertaken or required to be undertaken by Manufacturer, Seller or its suppliers in order to manufacture and supply Buyer with the Products.

1.17“Processing Facility” means any facility at which any Processing Activities occur for which all Regulatory Approvals have been obtained.

Exhibit 10.3

1.18“Product” or “Products” means those products set forth in Appendix A.

1.19"Recipient" means the Party who receives the Confidential Information from the Discloser.

1.20"Representatives" means agents, advisors, consultants and any third party contractors of Recipient or Discloser as the case may be.

1.21"Seller Technology" means all Seller Confidential Information and know-how, copyrights, designs, databases, trade secrets, patents, patent applications, trademarks, trade names and other proprietary data and rights, and all registrations and applications therefore (i) controlled by Seller and (ii) covering the Processing Activities.

1.22 “Specifications” shall be the specifications for the Product set forth in the Quality Agreement.

ARTICLE 2

SUPPLY BY SELLER

2.1Commitment to Purchase and Supply.  Upon the terms and subject to the conditions of this Agreement (including Appendix A), Seller shall, pursuant to Purchase Orders delivered from time to time by Buyer to Seller, supply to Buyer or its designee(s) the Product(s) described in Appendix A in accordance with the Specifications and Applicable Laws. Seller represents and warrants that Seller will not develop, manufacture, package, offer for sale, sell any quantity of Product for itself, its Affiliates or any other party for use in a formulation intended for nasal delivery other than to Buyer without Buyer’s prior written consent, which consent may be provided, withheld or revoked in Buyer’s sole and absolute discretion at any time.  Should the Seller learn it is manufacturing, selling or providing Product to another company with the intent of gaining approval, manufacturing or selling a generic to Buyer’s product, it will notify Buyer immediately in writing.  The Buyer has the right to request Seller stop any and all deliveries to another company of Product to which the Seller will comply. At the same time, during the term of this Agreement, so long as the Seller delivers Product to Buyer in a timely manner and has maintained the capability to continue to do so, neither Buyer nor its designee(s) will purchase any quantity of the Product(s) from any supplier other than the Seller and its Affiliates.

2.2Facilities, Equipment and Materials.  Seller agrees to provide at its own cost and expense, all Processing Facilities, equipment, machinery, materials complying with the Specifications and labor necessary for the Processing Activities and supply of Products in accordance with cGMPs, Applicable Laws and the terms and conditions of this Agreement.

2.3Quality Agreement.  Buyer and Seller shall enter into a quality agreement (the “Quality Agreement”), which shall set out the responsibilities of the Parties in connection with the Product as they are related to quality control and quality assurance.  To the extent there are any inconsistencies or conflicts between this Agreement and the Quality Agreement, the terms and conditions of this Agreement shall control unless otherwise agreed to in writing by the Parties.

2.4Inventories.  Seller shall maintain an inventory of Products and the materials necessary to manufacture the Products in accordance with its normal practices and so as to ensure timely fulfillment of its supply obligations herein. In the event that Seller discontinues supply of the Products for any reason, including by reason of Force Majeure, or materially changes the Specifications as determined by Buyer in its sole discretion, then Buyer may, at its sole option, require Seller to supply up to two (2) year’s supply of the Products based upon Buyer’s Purchase Orders over the preceding two (2) years (or over the length of the Agreement if less than two (2) years), at the Price unless Seller can provide documentation evidencing significant increases in the direct cost of producing Product, in which case Buyer and Seller will meet in good faith to discuss a mutually acceptable price.  The provisions of this Section 2.4 shall survive any termination of this Agreement.

Exhibit 10.3

ARTICLE 3
ORDERING

3.1Purchase Orders.  Buyer may from time to time place purchase orders (each, a “Purchase Order”) with Seller for quantities of Products to be delivered hereunder within the specific lead time specified by Seller and agreed by Buyer, provided, however, such lead time shall not be more than three (3) months.  Seller shall deliver Products against each Purchase Order in accordance with this Section 3.1 and Appendix A.  Buyer shall purchase all such Products ordered and delivered by the delivery date specified in a Purchase Order, provided that such Products meet the Specifications.  Seller shall use commercially reasonable efforts to supply the quantity of Products set forth in a Purchase Order in a timely manner.  In the event of a conflict between the terms of any Purchase Order and this Agreement, this Agreement shall control.

ARTICLE 4
FAILURE TO SUPPLY; DELAYS; RECALL

4.1Shortages.  In the event that Seller is aware or anticipates that it will be unable to meet any Purchase Order, either in whole or in part, for whatever reason, Seller shall promptly inform Buyer in writing of such inability.  In particular, Seller shall promptly inform Buyer of any notice, written or oral, received from any materials supplier regarding a possible shortage or inability to supply.  In the event of a shortage of the materials necessary to manufacture the Product, Buyer shall be allocated quantities of such materials in proportion to the quantity of Product for which Buyer has orders pending at such time, and on a basis at least as favorable to Buyer as to Seller's other customers, Affiliates and/or own requirements.  For clarity, this allocation shall not take into account any inventory held for Buyer pursuant to Section 2.4.

4.2Delays.  In the event Seller is unable to meet the delivery date set forth in a Purchase Order, Seller will send notification to Buyer immediately with revised delivery dates for Buyer’s review and approval.

4.3Additional Site.  Seller shall,, undertake and complete validation, qualification and regulatory approvals for a secondary site for the manufacture of the Product utilizing the same Processing Activities as the Processing Facility and additional site product will meet the same quality standard as detailed in the specification, within twelve (12) months from the date of the Buyers formal request.   Suitability to supply from the additional site will also depend on Buyer completing its regulatory approvals.  Buyer may also select an alternative secondary site not associated with Seller at its option.

4.4Recall.  Buyer, in its sole responsibility and discretion, shall be entitled to make all decisions with respect to any recall, market withdrawal or other corrective action related to the Products or any products manufactured using such Products.  The costs associated with any such recall shall be borne by each Party in the proportion to which any such recall is required as a result of Seller’s or Buyer’s (i) negligence or willful misconduct, and/or (ii) breach of its respective obligations, representations or warranties under this Agreement or the Quality Agreement.

ARTICLE 5
TESTING; SAMPLES; release

5.1Sample; Testing; Acceptance.

(a)Before shipment of each Batch of Product, Seller shall inspect and confirm that each Batch of Product complies with the Manufacture and Release Requirements, Applicable Laws, cGMPs and the Specifications, and Seller shall provide a written certificate of conformity with respect thereto.

(b)Buyer shall be entitled to reject any portion or all of any shipment of Product that is determined to be Defective Product as provided herein.  Within forty-five (45) business days of receipt of a shipment of Product and the certificate of conformity for such delivered Product, Seller may, at its option, inspect (or have inspected) such shipment.  Buyer shall promptly, and in no event more than ten (10) business days after the end of such inspection period, notify Seller if the shipment of Product includes Defective Product.

Exhibit 10.3

(c)If no such notice is provided by Buyer pursuant to Section 5.1(b), then Buyer shall be deemed to have accepted the shipment, and Buyer shall be deemed to have waived any claims as to any Nonconformity, except as to Latent Defects as specified in Section 5.1(d).

(d)If a shipment of Product has a Latent Defect, Seller shall promptly, and in no event more than fifteen (15) business days after the discovery or notification of such Latent Defect, notify Seller of such Latent Defect; provided that Buyer’s failure to notify Seller shall not limit any remedies available to Buyer for a breach by Seller of the representations and warranties under ARTICLE 11.

(e)Seller shall notify Buyer in writing as promptly as reasonably possible, but in any event within fifteen (15) days, after receipt of Buyer’s notice of rejection with regard to any Defective Product, whether it accepts or disputes Buyer’s assertions that a certain Product is a Defective Product. Notwithstanding the foregoing, if no such notice is provided by Seller, then Seller shall be deemed to have accepted Buyer’s assertions that certain Products are Defective Product, and Seller shall be deemed to have waived any right to refute any claims as to any Nonconformity.  If Seller disputes Buyer’s assertion that the alleged Product is a Defective Product within the aforementioned fifteen (15)-day period, the Chief Business Officer or equivalent executive of each of Buyer and Seller shall meet as promptly as possible, but in any event within ten (10) business days after Seller’s delivery of its written notice of rejection, to discuss and attempt to resolve the dispute in good faith over whether such Product is a Defective Product.  In the event of any unresolved disagreement, the Parties agree to have an independent third-party laboratory analyze the Product for compliance with the Specifications.  The decision of such independent laboratory shall be binding on both Parties.  The cost of such independent laboratory shall be borne by the losing party.

(f)Seller shall with reasonable promptness replace all Defective Product with Product that complies with the requirements of this Agreement (such Product, the “Replacement Product”).  In the event that Buyer has not paid the amount originally invoiced in connection with the original shipment of Product, Buyer shall pay such amount within thirty (30) days after receipt of an invoice for such Replacement Product provided that in no event shall payment be due earlier than thirty (30) days after Buyer receives the shipment of Replacement Product and the certificate of conformity therefor in accordance with this Section 4.1.

(g)If a Product is deemed to be Defective Product, the Replacement Product for such Defective Product shall be provided by Seller at no cost to Buyer within thirty (30) days of such determination.  Seller shall bear freight, tax, and insurance costs incurred by Seller in transporting such Replacement Product to Buyer or its designee at the location to which the Defective Product was shipped.

(h)If after the dispute resolution process specified in Section 5.1(e) above, it is determined that the Product was not Defective Product, then Seller shall provide an invoice to Buyer as of the earlier of such determination or acknowledgement, which invoice shall set forth: (i) the Price for the Replacement Product together with (ii) all freight, tax, and insurance costs incurred by Seller in transporting such Replacement Product to Buyer or its designee.  The Price for the Replacement Product shall be in addition to the Price for the original shipment of the allegedly Defective Product.  Buyer shall pay such invoice within thirty (30) days after receipt of an invoice therefore provided that in no event shall the invoice be due earlier than thirty (30) days after Buyer receives the shipment of Replacement Product.

(i)Any Defective Product shall, at Seller’s sole discretion and expense, either (i) be returned to Seller within a reasonable period of time and relabeled or reworked as permitted under the Applicable Laws, cGMPs and Specifications, or (ii) destroyed in accordance with Applicable Law.

(j)In the event that Product is determined to be Defective Product after Buyer has already remitted payment to Seller for such Product and Seller has failed to ship Replacement Product to Buyer within the time period specified above, Seller shall credit Buyer the amount for such Defective Product against future payments owing by Buyer or, in the event this Agreement is terminated, refund to Buyer an amount equal to the amount paid for such Defective Product offset against any payments owing by Buyer at such time.

Exhibit 10.3

ARTICLE 6
CHANGES TO Specifications

All Specifications and any changes thereto (“Specification Changes”) agreed to by the parties from time to time shall be in writing, dated and signed by the parties.  No change in the Specifications shall be implemented by Seller, whether requested by Buyer or requested or required by any regulatory authority or changed monograph, until the Parties have mutually agreed in writing to such change, the implementation date of such change, and any increase or decrease in fees associated with such change.  Seller shall use its best efforts to accommodate any request made by Buyer for a change in the Specifications that Buyer reasonably deems necessary in order to (i) receive approval by regulatory authorities for commercial sale of any product that incorporates the Product and (ii) avoid any infringement of third-party intellectual property rights.  Both Parties shall use good faith efforts to agree to the terms of such change in a timely manner.  The Parties shall negotiate in good faith with respect to equitable allocation of capital expenditures in connection with any Specification Changes.

ARTICLE 7
records; regulatory matters

7.1Batch Records and Data.  Seller shall provide Buyer or its designee with access to the Batch records and associated analytical test data prepared for each Batch of Product released by Seller’s quality assurance group during an audit.

7.2Recordkeeping.  Seller shall maintain true and accurate books, records, test and laboratory data, reports and all other information relating to activities under this Agreement, including, without limitation, all information required to be maintained by all Applicable Laws and any regulatory authority.  Such information shall be maintained in forms, notebooks and records for a period of at least eight (8) years from the delivery of the relevant Product or longer if required under Applicable Laws or by any regulatory authority.

7.3Regulatory Compliance.  Seller shall be solely responsible for all permits and licenses required by any regulatory authority or Applicable Laws with respect to the Processing Activities for the Product at the Processing Facility and Seller’s activities under this Agreement. Seller shall immediately notify Buyer if any such permits or licenses lapse or when it determines that it is not in compliance with the requirements for maintaining such permits or licenses.  During the term of this Agreement, at Buyer’s reasonable request, Seller shall assist Buyer with all regulatory matters relating to Seller’s activities under this Agreement that are necessary for Buyer to obtain and maintain regulatory approvals for any product incorporating the Product.  Seller shall provide Buyer with copies of regulatory filings and correspondence related to the Product.

7.4Quality Audits.  During the term of this Agreement, duly-authorized employees and Representatives of Buyer shall be granted access to the Processing Facility for the purpose of inspecting and verifying that Seller is complying with Applicable Laws and the Specifications.  Seller shall make all records regarding its performance under this Agreement reasonably available for inspection by Buyer at such audits, as well as any records relating to performance of any third parties that are performing under this Agreement or supplying materials or ingredients to be used in the performance of this Agreement.  Buyer shall have the right to perform additional audits to the extent necessary to address specific quality problems with the Product, however such problems are identified.  In addition, Seller warrants that it will perform self-inspections as well as audits and inspections of its subcontractors and suppliers relating to the activities contemplated herein, to the extent required by Applicable Laws and any regulatory authority, in order to assure compliance with Applicable Laws and regulations and requirements of any regulatory authority, and any other applicable requirements agreed to by the Parties.  Furthermore, Seller shall submit to inspections by any regulatory authority as may be required by Applicable Law or such regulatory authority.  In the event that deficiencies in meeting with the requirements of this Agreement are discovered by Buyer or a regulatory authority and reported to Seller, Seller shall respond within a reasonable period of time to Buyer with a written plan for corrective action, and shall execute such plan (after incorporation of Buyer’s comments) in accordance with Applicable Law.

7.5Inspection by Regulatory Authorities.  Seller shall also make the Processing Facility available for inspection by representatives of regulatory authorities in compliance with all Applicable Laws.  Seller shall notify Buyer within two (2) business days of receipt of any critical or major notice involving the Products.  To the extent such inspection, investigation or other inquiry concerns the Processing Facility or any Products, or could otherwise

Exhibit 10.3

negatively affect any of the foregoing, Seller shall provide copies of all relevant documents to Buyer.  Seller shall discuss with Buyer any response to critical and major observations and notifications received in connection with any such inspection, investigation or other inquiry related to Product and shall give Buyer an opportunity to comment upon any proposed response before it is made.  Seller will in good faith take into consideration such Buyer comments.

7.6Correspondence Received from Regulatory Authorities.  Seller shall promptly deliver to Buyer all reports, data, information and correspondence received by it from any regulatory authority with respect to the Products and any Manufacture and Release Requirement issues relating thereto.  In addition, Seller shall promptly deliver to Buyer any written response, information, data or correspondence delivered to it by any regulatory authority with respect to the Products.  Each of the Parties agrees to cooperate to the extent reasonably requested by the other in connection with any communications with any regulatory authority.

7.7Quality Agreements.  All records and regulatory matters shall be kept or performed in compliance with the Quality Agreement and with Applicable Laws.

ARTICLE 8
CONFIDENTIALITY

8.1Mutual Obligation.  Except as otherwise expressly provided herein, with regard to Discloser’s Confidential Information, Recipient shall (i) hold such Confidential Information in confidence in accordance with the same degree of care in maintaining the confidentiality of the Confidential Information as it uses with respect to its own confidential and/or proprietary information, which in no case shall be less than reasonable care and (ii) not disclose such Confidential Information to any third party, except to (a) Representatives and Affiliates that "need to know" Confidential Information in connection with this Agreement and (b) actual or potential outside investors, licensees, acquirers, corporate partners, advisors, successors and assigns; provided, however, that in each of clauses (a) and (b), such persons and/or entities shall agree in writing to abide by confidentiality provisions no less stringent than as set forth herein prior to receipt of Confidential Information.  Recipient shall be liable to Discloser for failure by any such persons and/or entities to comply with the terms of this Agreement as if Recipient had committed the breach.

8.2Exclusions.  Notwithstanding Section 8.1 above, Confidential Information shall not include any information that Recipient can establish: (i) is part of the public domain at the time of receipt by Recipient; (ii) becomes part of the public domain following disclosure to Recipient through no fault of Recipient, its Affiliates or Representatives; (iii) is lawfully in the possession of Recipient or any of its Affiliates, without restriction as to confidentiality or use, at the time of receipt from Discloser; (iv) is received by Recipient at any time from a third party who is lawfully in possession of such Confidential Information and who does not violate any contractual, legal or fiduciary obligation to Discloser or any other person or entity by providing such Confidential Information to Recipient; or (v) is developed independently by Recipient without the benefit of, use of or reliance on the Confidential Information of Discloser, as demonstrated by Recipient's written records.

8.3Disclosure Required by Law. In the event Recipient is required by law to disclose Confidential Information of Discloser, Recipient shall, except where impracticable, (i) provide Discloser with reasonable advance notice of such required disclosure in order to provide Discloser with a reasonable opportunity to contest or limit such disclosure; (ii) disclose such minimal portion of the Confidential Information, to such persons and to such extent as are, in the written opinion of the Recipient's counsel, required by law to be furnished; and (iii) exercise commercially reasonable efforts to obtain assurances that such Confidential Information will be treated confidentially.

8.4Return of Confidential Information; No Implied License.  The restrictions upon disclosure and use of Confidential Information set forth in this Agreement shall continue during the term of this Agreement and shall extend beyond the term of this Agreement until the seventh (7th) anniversary of the Effective Date; provided, however, that the obligation of Recipient as it relates to Confidential Information comprising any trade secret of Discloser shall remain in effect beyond the seventh (7th) anniversary of the Effective Date for as long as the status of the trade secret remains under Applicable Law. Recipient will obtain no right of any kind or license under any patent application or patent by reason of this Agreement except as necessary to perform its obligations or exercise its rights hereunder.  Confidential Information shall remain the sole property of Discloser.  Upon written

Exhibit 10.3

request of Discloser, Recipient shall promptly return to Discloser and/or destroy, at Discloser's option, all Confidential Information and all tangible items relating to said Confidential Information, including, without limitation, all written material, photographs, models, computer files and the like, and all copies thereof in Recipient's, its Affiliates' and Representatives' possession, except (i) one (1) copy that may be retained in the separate files of Recipient's legal counsel for legal compliance purposes; and (ii) with respect to electronic copies, (a) Recipient’s obligation shall be limited to using commercially reasonable efforts to remove all active copies; and (b) Recipient shall not be obliged to delete archival copies retained in accordance with its normal procedures, or to remove any hidden or partial copies; provided, however, that any such retained Confidential Information shall be subject to the confidentiality obligations contained herein.  At the Discloser's request, an officer of the Recipient shall certify that all such Confidential Information was returned to the Discloser or destroyed, as applicable.

ARTICLE 9
Intellectual Property

9.1Buyer and Seller Technology.  As between the Parties, Buyer owns all right, title and interest into and under the Buyer Technology.  Seller hereby assigns all of its right, title and interest into and under the Buyer Technology to Buyer.  As between the Parties, Seller owns all right, title and interest into and under the Seller Technology.  If any technology is created in the course of this Agreement that does not constitute Buyer Technology or Seller Technology, ownership shall be determined in accordance with the laws of U.S. inventorship.

ARTICLE 10
TERM AND TERMINATION

10.1Term.  Unless otherwise agreed in writing by the Parties, this Agreement shall commence on the Effective Date and will be in force for a three (3) year period thereafter, to be automatically extended for an additional period equivalent to the time elapsing from the Effective Date and the date of first commercial launch of Buyer’s drug product containing the Product(s)   (the "Initial Term"), unless terminated sooner as permitted hereunder.  Thereafter, this Agreement shall continue in force and effect for successive one (1) year periods (each such period, a "Renewal Term") unless terminated by either Party by notice given not less than one hundred eighty (180) days prior to the end of the Initial Term or any Renewal Term.

10.2Termination for Material Breach.  Either Party may terminate this Agreement effective upon thirty (30) days prior written notice to the other Party, if the other Party commits a material breach of this Agreement and fails to cure such breach by the end of such thirty (30) day period.

10.3Effect of Termination.  Expiration or termination of this Agreement shall be without prejudice to any rights or obligations that accrued to the benefit of either Party prior to such expiration or termination.  In the event that this Agreement is terminated in accordance with 10.2, Seller shall be required to supply, and Buyer shall be required to pay for, (i) completed but not yet shipped Product; and (ii) Product in process and Product shipped but not yet invoiced; provided that in each case such Product is not Defective Product.

ARTICLE 11

REPRESENTATIONS AND WARRANTIES

11.1Seller represents and warrants that Product sold to Buyer hereunder shall (i) comply in all respects with the Specifications; (ii) be produced, packaged and delivered in accordance with the Specifications, this Agreement and the Quality Agreement, Applicable Laws and regulations and cGMPs; (iii) be free from liens and claims of third parties; (iv) not be adulterated or misbranded within the meaning of the Act; and (v) not infringe, nor shall the Processing Activities infringe, any patent rights or violate other intellectual property, trade secrets, or proprietary rights of any third party.

11.2Seller represents and warrants that (i) as of the Effective Date, the Processing Facility is in compliance with Applicable Laws and cGMPs and Seller has obtained all required permits, licenses and approvals for the Processing Facility to be used to manufacture the Product as required by Applicable Laws, (ii) it shall comply with all Applicable Laws relevant to Seller's performance under this Agreement, (iii) it has and will

Exhibit 10.3

continue to have throughout the term of this Agreement the right and ability to supply the Products as contemplated hereunder, (iv) any services provided hereunder by Seller shall be provided in a workman-like and professional manner by personnel of Seller having a level of skill in the area commensurate with the requirements of the scope of work to be performed, (v) it is not currently involved in any litigation, and is unaware of any pending litigation proceedings, arising out of its manufacture of components for drug products and adequate capacity to perform its obligations under this Agreement; (vi) it has not received any warnings from the FDA (or any regulatory body in a country other than the United States) relating to services it has provided to third parties; and (vii) it has not received any notice of proceedings in the three (3) years prior to the Effective Date of this Agreement from any governmental authority alleging that any aspect of any drug product manufacturing work in which it is involved, whether respective or irrespective of the Processing Activities for the Product, is or has been in violation of any Applicable Law.

11.3Seller represents and warrants that it nor any of its employees have been excluded, debarred, suspended from, or otherwise been declared ineligible to participate in any health care program by the FDA or other regulatory authority, nor have debarment proceedings against it or any of its employees been commenced.   Seller will promptly notify Buyer in writing if any such proceedings have commenced against it or it or any of its employees are excluded, debarred, suspended from, or otherwise been declared ineligible to participate in any health care program by the FDA or other regulatory authority.

11.4Seller shall (i) maintain all manufacturing equipment and the Processing Facility utilized in the Processing Activities for the Product hereunder in good operating condition; and (ii) shall use and maintain such Processing Facility and manufacturing equipment in accordance with, or in a manner that shall meet the requirements of the Quality Agreement and all Applicable Laws and industry standard norms

11.5Seller shall promptly advise Buyer of any known noncompliance, or any noncompliance of which it should reasonably be aware, related to the Products.

ARTICLE 12
GENERAL PROVISIONS

12.1Relationship of the Parties.  Each Party shall bear its own costs incurred in the performance of its obligations hereunder without charge or expense to the other except as expressly provided in this Agreement.  The relationship of the Parties under this Agreement shall be that of independent contractors, and neither Party will incur any debts or make any commitments for the other Party except to the extent expressly provided in this Agreement.  This Agreement is not a partnership agreement and nothing in this Agreement shall be construed to establish a relationship of co-partners or joint venturers between the Parties.

12.2Force Majeure.  The occurrence of an event which materially interferes with the ability of a Party to perform its obligations or duties hereunder which is not within the reasonable control of the Party affected or any of its Affiliates, not due to malfeasance by such Party or its Affiliates, and which could not with the exercise of due diligence have been avoided (each, a “Force Majeure Event”), including an injunction, order or action by a Governmental Authority, fire, accident, riot, civil commotion, act of God or change in applicable Laws, shall not excuse such Party from the performance of its obligations or duties under this Agreement, but shall merely suspend such performance during the continuation of such Force Majeure Event.  The Party prevented from performing its obligations or duties because of a Force Majeure Event shall promptly notify the other Party of the occurrence and particulars of such Force Majeure Event and shall provide the other Party, from time to time, with its best estimate of the duration of such Force Majeure Event and with notice of the termination thereof.  The Party so affected shall use commercially reasonable efforts to avoid or remove such causes of nonperformance as soon as is reasonably practicable.  Upon termination of the Force Majeure Event, the performance of any suspended obligation or duty shall promptly recommence.

12.3Governing Law.  This Agreement shall be construed, and the respective rights of the Parties determined, according to the substantive Law of the State of New York notwithstanding the provisions governing conflict of Laws to the contrary.  The UNCITRAL Convention for the International Sale of Goods, as well as any other unified Law relating to the conclusion and implementation of contracts for the international sale of goods, shall not apply.

Exhibit 10.3

12.4Indemnity.

12.4.1Indemnification.  Each Party (the “Indemnitor”) hereby agree to defend, indemnify and hold harmless the other Party and its Affiliates and their respective directors, officers, employees, agents, successors and assigns (each an "Indemnitee") from and against any and all losses, damages, costs, penalties, liabilities (including strict liabilities), judgments, amounts paid in settlement, fines and expenses (including court costs and reasonable fees of attorneys and other professionals) in each case of a third party arising out of (a) Indemnitor’s breach of any representation, warranty, covenant or obligation set forth in this Agreement; or (b) the negligence or willful misconduct or wrongdoing in connection with performance under this Agreement of Indemnitor or any Person for whose actions or omissions Indemnitor is legally liable.

12.4.2Indemnification Procedures.  All indemnification obligations in this Agreement are conditioned upon the Indemnitee: (A) promptly notifying in writing the Indemnitor of any claim or liability of which the Indemnitee becomes aware (including a copy of any related complaint, summons, notice or other instrument); provided, however, that failure to provide such written notice within a reasonable period of time shall not relieve the Indemnitor of any of its obligations hereunder except to the extent the Indemnitee is prejudiced by such failure; (B) cooperating with the Indemnitor in the defense of any such claim or liability (at the Indemnitor's expense); and (C) not compromising or settling any claim or liability without prior written consent of the Indemnitor  The Indemnitor may be represented by counsel of its own choosing, such counsel to be reasonably acceptable to the Indemnitee.

12.5Liability Insurance.  At all times during the Initial Term and Renewal Terms (if applicable), both Parties shall procure and maintain, at their own expense and for their own benefit an appropriate insurance coverage commensurate with their business.  Seller will also deliver to Buyer a certificate of insurance upon request from time to time.

12.6Entire Agreement; Amendment; Conflict and Waiver.  This Agreement, including Appendix A attached hereto and Purchase Orders issued hereunder (which are hereby and thereby incorporated herein by reference) shall constitute the entire agreement and understanding of the Parties relating to the subject matter of this Agreement and supersedes all prior oral or written agreements, representations, understandings or arrangements between the Parties relating to the subject matter of this Agreement.  No amendment, supplement or other modification to any provision of this Agreement shall be binding unless in writing and signed by the Parties.  In the event that any term of any Purchase Order conflicts with a term in this Agreement, this Agreement shall control unless the Purchase Order expressly indicates that the conflicting term is to supersede this Agreement.  No waiver of any rights under this Agreement shall be effective unless in writing signed by the Party to be charged.  A waiver of a breach or violation of any provision of this Agreement will not constitute or be construed as a waiver of any subsequent breach or violation of that provision or as a waiver of any breach or violation of any other provision of this Agreement.

12.7Informal Resolution.  in the event of any controversy, dispute or claim arising out of, in connection with, or in relation to the interpretation, performance, or alleged breach of this Agreement (the “Dispute”), prior to instituting any arbitration on account of such Dispute, the Parties shall attempt in good faith to settle such Dispute first by negotiation and consultation between themselves, including referral of such Dispute to the Chief Executive Officer of the respective Parties.  In the event said executives are unable to resolve such Dispute or agree upon a mechanism to resolve such Dispute within thirty (30) days of the first written request for dispute resolution under this Section 12.7, then the Parties shall resolve all such Disputes in accordance with Section 12.8.

12.8Arbitration. If any Dispute has not been resolved by good faith negotiations between the Parties pursuant to Section 12.7 above, then either Party may, by notice to the other Party and the International Centre for Dispute Resolution ("ICDR"), submit the Dispute to binding arbitration with ICDR in London, England.  Such arbitration shall be conducted under the then-existing International Arbitration Rules of the ICDR and shall be adjudicated by a panel of three (3) arbitrators.  All such proceedings shall be held in English and a transcribed record shall be prepared in English.  The Party submitting the Dispute to arbitration shall select the first of the three (3) arbitrators and shall provide notice of the same at the time it submits the Dispute to arbitration.  The non-initiating Party shall then have thirty (30) days to select the second arbitrator.  Thereafter, the first and second arbitrators shall have thirty (30) days to choose the third arbitrator.  If no arbitrator is appointed within the times herein provided or any extension of time which is mutually agreed upon, the ICDR shall make such appointment of the first two (2) arbitrators within thirty (30) days of such failure who shall thereafter pick the third as set forth herein.  Each Party in any arbitration proceeding

Exhibit 10.3

commenced hereunder shall bear such Party’s own costs and expenses (including expert witness and attorneys’ fees) of investigating, preparing and pursuing such arbitration claim.  Nothing in this Agreement shall be deemed as preventing either Party from seeking injunctive relief (or any other provisional remedy) from any court having jurisdiction over the parties and the subject matter of the Dispute as necessary to protect either Party’s name, proprietary information, trade secrets, know-how or any other proprietary right.  If the Dispute involves scientific or technical matters, each arbitrator chosen hereunder shall have educational training and experience relevant to the field of cosmetics.  The award rendered by the arbitrators shall be written, final and non-appealable, and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

12.9Assignment. This Agreement may not be assigned or transferred by either Party without the other Party's prior written consent, provided, however, that either Party may, without such consent, assign this Agreement and its rights and obligations hereunder in connection with the transfer or sale of all or substantially all of its assets related to the division or the subject business, or in the event of a merger, consolidation or change in control or similar transaction involving such Party.  Any attempted assignment in violation of this section shall be void.

12.10Severability. If any term of this Agreement is declared invalid or unenforceable by a court or other body of competent jurisdiction, the remaining terms of this Agreement will continue in full force and effect.

12.11Publicity. Neither Party will make any press release or other public disclosure regarding this Agreement or the transactions contemplated hereby without the other Party's express prior written consent, except as required under applicable law or by any governmental agency, in which case the Party required to make the press release or public disclosure shall use commercially reasonable efforts to obtain the approval of the other Party as to the form, nature and extent of the press release or public disclosure prior to issuing the press release or making the public disclosure.

12.12Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument.  Any photocopy, facsimile or electronic reproduction of the executed Agreement shall constitute an original.

12.13Notice. All notices and other communications hereunder shall be in writing and shall be deemed given: (A) when delivered personally; (B) when received or refused, if mailed by registered or certified mail (return receipt requested), postage prepaid; or (C) when delivered if sent by express courier service, to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice; provided, that notices of a change of address shall be effective only upon receipt thereof):

To Buyer:	Evoke Pharma, Inc.
505 Lomas Santa Fe Drive, Suite 270
San Diego, CA 92075
Attn: Matt D’Onofrio

To Seller:	Cosma S.p.A.
Viale del Ghisallo 20
20151 Milano, Italy
Attention: Marketing and Sales Director

12.14Survival. The Articles and Sections of this Agreement that by their nature would survive the expiration or termination of this Agreement will survive the expiration or termination of this Agreement, including, but not limited to Section 4.4, Section 7.3, ARTICLE 8, ARTICLE 9, ARTICLE 11 and Section12.4.

Exhibit 10.3

IN WITNESS WHEREOF, Buyer and Seller, by their duly authorized representatives, have executed this Agreement, effective as of the Effective Date.

EVOKE PHARMA, INC.		Cosma S.p.A.

By:	/s/ David A. Gonyer	By:	/s/ Roberto Fusco
Name:	David A Gonyer	Name:	Roberto Fusco
Title:	President & CEO	Title:	Managing Director
Date:	5/16/2016	Date:	5/16/2016

[Signature Page to Master Supply Agreement]

Exhibit 10.3

APPENDIX A

Product(s)	Metoclopramide Hydrochloride Monohydrate USP
Price of Product(s)	$[***]
Estimated Quantity of Product(s)
Terms of Payment

Seller shall invoice Buyer on or after Buyer’s receipt of acceptable Product.  All such invoices (excepting invoices subject to dispute) shall be paid by Buyer within sixty (60) days of Buyer’s receipt of invoice, unless Buyer notifies Seller in a timely manner regarding a discrepancy in the invoice and what is required to cure the discrepancy in order for the invoice to be paid.

Exhibit 10.3

Terms of Delivery and Delivery Procedures

1.Product will be sold by Seller to Buyer at a cost of $[***] during the Initial Term of the Agreement.

2.All deliveries will be made DDP (INCOTERMS 2010) to Buyer at the location designated in the Purchase Order during normal business hours.  Title and risk of loss of the Product shall pass from Seller to Buyer upon receipt by Buyer of such Products at the location designated in the Purchase Order.

3.Each shipment must be accompanied by a manufacturer’s Certificate of Analysis and bill of lading as required for each Batch.

4.Advance notice is required if shipments contain more than two Batch numbers of the same material. Each container must show the Batch number and accurate net weights.

5.All shipments must be palletized. Shipments are preferred on 40” by 48” four-way pallets, and each lot number of materials must be on a separate pallet.

6.All drummed material must be on pallets.

7.Material that is shipped in bags must also be palletized and stretch wrapped. Seller must protect this material from damage while in transit.

8.It is the responsibility of Seller to notify Buyer of any problems in achieving the specified delivery date (but such notice shall not excuse Seller from its delivery obligations).

8.Subject to any lead time agreed upon in writing by the parties, 85% of all Product orders received from Seller in any calendar year shall be delivered no later than the delivery date specified in the corresponding Purchase Order or otherwise agreed upon in writing between the parties. In the event that any Purchase Order contains requirements for more than one Batch of the Products, Seller shall be obliged to supply a minimum of 85% (eighty‑five percent) of each Batch ordered.

9.If Seller fails to supply to Buyer or anticipates that it will be unable to supply to Seller (including, in the event of a force majeure) at least 85% of the quantity of Product orders received from Seller in accordance with this Agreement (including pursuant to the allocation set forth in Section 4.1 for a period of two (2) months or longer after an appropriate scheduled delivery date (“Supply Interruption”), then Seller shall immediately provide written notice to Buyer of the Supply Interruption.  All remedial actions to be taken in response to the Supply Interruption shall be at Seller’s expense.  In the event of a Supply Interruption, Seller shall use its reasonable commercial efforts to qualify one or more alternate suppliers for the manufacture of Product as soon as practicable.  If Seller is unable to resolve such Supply Interruption within [nine] ([9]) months after the first day of the Supply Interruption (i.e., within [nine] ([9]) months after such two (2) months) or has not taken steps within such time period likely to resolve such Supply Interruption, then Buyer shall provide (for the limited purpose of providing backup supply for the duration of the Supply Interruption) to Seller at Seller’s cost all commercially reasonable assistance (both off site and on site) and technical information and a detailed description of all manufacturing processes required for the same.  Seller shall reimburse Buyer for the difference between the purchase price paid by Buyer for the duration of the Supply Interruption to any contract manufacturer of Product and the purchase price hereunder and any incidental costs relating to the use for the duration of the Supply Interruption of any such contract manufacturer.

***Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.